Exhibit 99.1

ARIAD Announces Data Presentations at the World Conference on Lung Cancer

~ Investigational Medicine Brigatinib Demonstrates 53 Percent Confirmed Objective Response Rate and 15.6-Month Median Progression-Free Survival by Independent Review Committee Assessment in ALTA Study Abstract
~ WCLC Oral and Poster Presentations to Include Approximately Three Months of Additional Follow-up Compared to Abstracts

CAMBRIDGE, Mass.--(BUSINESS WIRE)--November 16, 2016--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA), a rare cancer-focused innovative biotechnology company, today announced that clinical data on brigatinib, its investigational anaplastic lymphoma kinase (ALK) inhibitor, will be presented at the International Association for the Study of Lung Cancer (IASLC) 17th World Conference on Lung Cancer (WCLC) being held in Vienna, December 4 to 7, 2016.

“We are excited that updated data from the ALTA trial on brigatinib in patients with ALK-positive non-small cell lung cancer will be presented at WCLC this year. We continue to be encouraged by the activity and safety profile seen in the ALTA trial, and especially the correlation between investigator and independent review assessments of response and response durability. ALTA data to be presented at the meeting will include approximately three months of additional follow-up as compared to the abstract,” stated Timothy P. Clackson, Ph.D., president of research and development and chief scientific officer at ARIAD.

The ALTA trial

The ALTA (ALK in Lung Cancer Trial of AP26113) trial enrolled 222 patients with ALK-positive (ALK+) non-small cell lung cancer (NSCLC) who had been treated with and experienced disease progression on their most recent crizotinib therapy. Patients were randomized one-to-one to receive either 90 mg of brigatinib once per day (QD) (Arm A), or 180 mg QD, preceded by a lead-in dose of 90 mg QD for seven days (Arm B). In addition, patients were stratified by presence of brain metastases at baseline and best response to prior crizotinib therapy.

The primary endpoint of the ALTA trial is investigator-assessed confirmed objective response rate (ORR) as measured by the Response Evaluation Criteria in Solid Tumors (RECIST). Key secondary endpoints include progression-free survival (PFS), confirmed ORR assessed by an independent review committee (IRC), CNS response and PFS, duration of response, safety and tolerability.

Brigatinib received Breakthrough Therapy designation from the FDA for the treatment of patients with ALK+ NSCLC whose tumors are resistant to crizotinib, and was granted orphan drug designation by the FDA for the treatment of ALK+ NSCLC. The FDA has accepted brigatinib’s New Drug Application and has granted ARIAD’s request for Priority Review and set an action date of April 29, 2017 under the Prescription Drug User Fee Act (PDUFA). ARIAD intends to submit a Marketing Authorization Application (MAA) for brigatinib to the European Medicines Agency (EMA) in early 2017.

Abstract Highlights on ALTA Trial Update
Data as of February 29, 2016 with Independent Review Committee (IRC) Data as of May 16, 2016

  Accepted as a poster presentation, this abstract reports updated clinical data from the ALTA trial. A total of 222 patients with ALK+ NSCLC treated with prior crizotinib therapy were randomized in the study (110 patients in Arm B at the 180 mg dose level with a seven-day lead-in at 90 mg and 112 patients in Arm A at the 90 mg dose level). The last patient was enrolled in the study in September 2015.
  The median follow-up was 8.3 months in Arm B and 7.8 months in Arm A.
  Investigator-assessed confirmed ORR in Arm B was 54 percent. IRC-assessed confirmed ORR in Arm B was 53 percent. Investigator-assessed confirmed ORR in Arm A was 45 percent. IRC- assessed confirmed ORR in Arm A was 48 percent.
  Investigator-assessed median PFS was 12.9 months and 9.2 months in Arm B and Arm A, respectively.
  IRC-assessed median PFS was 15.6 months and 9.2 months in Arm B and Arm A, respectively.
  The most common treatment-emergent adverse events (AEs), grade 3 or higher, (Arm B/A) were (excluding neoplasm progression): hypertension (6%/6%), increased creatine phosphokinase (CPK) (9%/3%), pneumonia (5%/3%), and increased lipase (3%/4%).
  A subset of pulmonary AEs with early onset occurred in six percent of all patients (in 3% of patients, events were grade 3 or higher); no such events occurred after dose escalation to 180 mg QD in Arm B.

Abstract Highlights from Update on Clinical Data from Patients with Baseline CNS Metastases from Phase 1/2 and ALTA Trials
Data as of February 29, 2016 in ALTA Trial, and November 16, 2015 in Phase 1/2 Trial

  Accepted as an oral presentation, this abstract reports clinical data from the Phase 1/2 and ALTA trials of brigatinib in patients with ALK+ NSCLC who had brain metastases at baseline.
  In the Phase 1/2 trial, patients with advanced malignancies, including ALK+ NSCLC, received 30-300 mg of brigatinib per day. Efficacy in both trials and safety in ALTA are reported for patients with intracranial CNS metastases at baseline.
  In the Phase 1/2 trial of brigatinib, 50/79 (63%) of ALK+ NSCLC patients had IRC-assessed baseline brain metastases. In the ALTA trial, 153/222 (69%) of ALK+ NSCLC patients had IRC-assessed baseline brain metastases. The efficacy analysis of Phase 1/2 trial data was based on an evaluable population (patients with at least one on-study brain scan, n=46), and the analysis of ALTA trial data was based on the intention-to-treat (ITT) population (n=153).
  For patients with measurable brain lesions, the confirmed intracranial objective response rate was 53 percent (8/15) in the Phase 1/2 trial, and confirmed intracranial objective response rates were 67 percent (12/18) in Arm B and 42 percent (11/26) in Arm A in the ALTA trial.
  There were 31 patients in the Phase 1/2 trial with only non-measurable lesions, and of these, 35 percent had complete resolution of lesions. In ALTA, there were 55 patients in Arm B and 54 in Arm A with only non-measurable lesions; of these, 18 percent and seven percent of patients, respectively, had complete resolution of lesions.
  For patients with brain metastases at baseline, median intracranial PFS was 15.6 months in the Phase 1/2 trial (n=46); and 12.8 months (95% confidence interval [CI] 11.0 – not reached) and 15.6 months (95% CI 7.3-15.7 months) in ALTA Arm B and Arm A, respectively (n=73/ n=80).
  In the ALTA trial, the most common treatment-emergent AEs, grade 3 or higher (excluding neoplasm progression), in patients with baseline brain metastases were (n=151 treated; Arm B/A): increased CPK (11%/1%), hypertension (7%/4%), increased lipase (3%/3%), and pneumonia (4%/1%).

For both presentations, ALTA data to be presented at the conference in Vienna will be based on an updated analysis, with a data cutoff date of May 31, 2016. These updated data will be included in the MAA application.

The schedule and meeting location for the sessions at WCLC, together with the abstract information and ARIAD’s investor event and NSCLC symposium, are listed below (all times are Central European Time Zone):

Brigatinib Oral Presentation

Title:	Brigatinib Activity in Patients with ALK+ NSCLC and Intracranial CNS Metastases in Two Clinical Trials
Abstract No/ID:	4374; Oral ID: OA08.06
Presenter:	Scott Gettinger, M.D. (Yale Cancer Center)
Oral Session:	Targeted Therapies in Brain Metastases
Session Date & Time:	Monday, December 5, 2016, 16:00 – 17:30
Presentation Time:	11:57 a.m. to 12:09 p.m.
Location:	Schubert 1

Brigatinib Posters

Title:	Brigatinib in Crizotinib-Refractory ALK+ NSCLC: Central Assessment and Updates from ALTA, a Pivotal Randomized Phase 2 Trial

Abstract No/ID:	4046; Poster ID: P3.02a-013
Presenter:	D. Ross Camidge, M.D., Ph.D. (Colorado University Cancer Center)
Poster Session:	PS03
Date & Time:	Wednesday, December 7, 2016, 14:30 – 15:45
Location:	Hall B, poster area

Title:	Indirect Naive Comparison of Post-Crizotinib Treatments for ALK+ Non–Small Cell Lung Cancer (NSCLC)
Abstract No/ID:	4459; Poster ID: P3.02a-017
Presenter:	Karen L. Reckamp, M.D. (City of Hope)
Poster Session:	PS03
Date & Time:	Wednesday, December 7, 2016, 14:30 – 15:45
Location:	Hall B, poster area

AP32788 Poster

Title:	A Phase 1/2 Trial of the Oral EGFR/HER2 Inhibitor AP32788 in Non–Small Cell Lung Cancer (NSCLC)
Abstract No/ID:	5047; Poster ID: P2.06-007
Presenter:	Robert C. Doebele, M.D., Ph.D. (University of Colorado)
Poster Session:	PS02
Date & Time:	Tuesday, December 6, 2016, 14:30 – 15:45
Location:	Hall B, poster area

Investor and Analyst Briefing and Webcast

A webcast briefing will be held to review the updated brigatinib clinical data from the WCLC. Details will be provided at a later date.

NSCLC Global Symposium at WCLC

ARIAD will host a symposium titled, “Current and emerging treatments for patients with ALK+ NSCLC,” that is open to all registered WCLC attendees. This symposium will be co-hosted by D. Ross Camidge, M.D., Ph.D., director of thoracic oncology at the University of Colorado and Professor Christoph Zielinski, M.D., Ph.D., chairman of the Clinical Division of Oncology, Medical University Vienna, Austria. They will be joined by Pasi A. Jänne, M.D., Ph.D., professor of medicine at the Dana Farber Cancer Institute, Boston, MA, USA, to review ALK inhibitor sequencing, the role of mutation testing, and current and future potential ALK inhibitors.

Date:	Sunday, December 4, 2016
Time:	12:00 to 13:30 p.m. (CET)
Location:	Strauss 3, Messe Wien Exhibition & Congress Center, Vienna
Congress:	17th World Conference on Lung Cancer (WCLC) hosted by the International Association for the Study of Lung Cancer (www.IASLC.org)

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is focused on discovering, developing and commercializing precision therapies for patients with rare cancers. ARIAD is working on new medicines to advance the treatment of rare forms of chronic and acute leukemia, lung cancer and other rare cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

Forward-Looking Statements

This press release contains forward-looking statements, each of which are qualified in their entirety by this cautionary statement. Any statements contained herein which do not describe historical facts, including, but not limited to the statements related to additional clinical data to be reported on brigatinib and our regulatory filings for brigatinib, are forward-looking statements that are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These factors, risks and uncertainties include, but are not limited to, our ability to successfully commercialize and generate profits from sales of our products; our ability to meet anticipated clinical trial commencement, enrollment and completion dates and regulatory filing dates for our products and product candidates and to move new development candidates into the clinic; our ability to execute on our key corporate initiatives; regulatory developments and safety issues, including difficulties or delays in obtaining regulatory and pricing and reimbursement approvals to market our products; competition from alternative therapies; our reliance on the performance of third-party manufacturers, specialty pharmacies, distributors and other collaborators for the supply, distribution, development and/or commercialization of our products and product candidates; the occurrence of adverse safety events with our products and product candidates; the costs associated with our research, development, manufacturing, commercialization and other activities; the conduct, timing and results of preclinical and clinical studies of our products and product candidates, including that preclinical data and early-stage clinical data may not be replicated in later-stage clinical studies; the adequacy of our capital resources and the availability of additional funding; the ability to satisfy our contractual obligations, including under our leases, convertible debt and royalty financing agreements; patent protection and third-party intellectual property claims; litigation and government investigations; our operations in foreign countries with or through third parties; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in our public filings with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Except as otherwise noted, these forward-looking statements speak only as of the date of this press release and we undertake no obligation to update or revise any of these statements to reflect events or circumstances occurring after this press release. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Jennifer Robinson, 617-621-2286
Jennifer.Robinson@ariad.com
For Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com